Exhibit 99.1

Microsoft Cloud Strength Drives Fourth Quarter Results

REDMOND, Wash. — July 25, 2023 — Microsoft Corp. today announced the following results for the quarter ended June 30, 2023, as compared to the corresponding period of last fiscal year:

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Revenue was $56.2 billion and increased 8% (up 10% in constant currency)
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Operating income was $24.3 billion and increased 18% (up 21% in constant currency)
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Net income was $20.1 billion and increased 20% (up 23% in constant currency)
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Diluted earnings per share was $2.69 and increased 21% (up 23% in constant currency)

“Organizations are asking not only how – but how fast – they can apply this next generation of AI to address the biggest opportunities and challenges they face – safely and responsibly,” said Satya Nadella, chairman and chief executive officer of Microsoft. “We remain focused on leading the new AI platform shift, helping customers use the Microsoft Cloud to get the most value out of their digital spend, and driving operating leverage.”

“We delivered a solid close to the fiscal year driven by Microsoft Cloud quarterly revenue of $30.3 billion, up 21% (up 23% in constant currency) year-over-year,” said Amy Hood, executive vice president and chief financial officer of Microsoft.

Business Highlights

Revenue in Productivity and Business Processes was $18.3 billion and increased 10% (up 12% in constant currency), with the following business highlights:

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Office Commercial products and cloud services revenue increased 12% (up 14% in constant currency) driven by Office 365 Commercial revenue growth of 15% (up 17% in constant currency)
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Office Consumer products and cloud services revenue increased 3% (up 6% in constant currency) and Microsoft 365 Consumer subscribers grew to 67.0 million
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LinkedIn revenue increased 5% (up 7% in constant currency)
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Dynamics products and cloud services revenue increased 19% (up 21% in constant currency) driven by Dynamics 365 revenue growth of 26% (up 28% in constant currency)

Revenue in Intelligent Cloud was $24.0 billion and increased 15% (up 17% in constant currency), with the following business highlights:

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Server products and cloud services revenue increased 17% (up 18% in constant currency) driven by Azure and other cloud services revenue growth of 26% (up 27% in constant currency)

Revenue in More Personal Computing was $13.9 billion and decreased 4% (down 3% in constant currency), with the following business highlights:

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Windows OEM revenue decreased 12%
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Devices revenue decreased 20% (down 18% in constant currency)
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Windows Commercial products and cloud services revenue increased 2% (up 3% in constant currency)
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Xbox content and services revenue increased 5% (up 6% in constant currency)
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Search and news advertising revenue excluding traffic acquisition costs increased 8%

Microsoft returned $9.7 billion to shareholders in the form of share repurchases and dividends in the fourth quarter of fiscal year 2023.

Fiscal Year 2023 Results

Microsoft Corp. today announced the following results for the fiscal year ended June 30, 2023, as compared to the corresponding period of last fiscal year:

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Revenue was $211.9 billion and increased 7% (up 11% in constant currency)
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Operating income was $88.5 billion GAAP and increased 6%, and $89.7 billion non-GAAP and increased 8% (up 14% in constant currency)
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Net income was $72.4 billion GAAP and decreased slightly, and $73.3 billion non-GAAP and increased 6% (up 11% in constant currency)
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Diluted earnings per share was $9.68 GAAP and increased slightly, and $9.81 non-GAAP and increased 7% (up 12% in constant currency)
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GAAP results include the Q2 charge, a $1.2 billion negative impact to operating income, explained in the Non-GAAP Definition section below

The following table reconciles our financial results for the fiscal year ended June 30, 2023, reported in accordance with generally accepted accounting principles (GAAP) to non-GAAP financial results. Additional information regarding our non-GAAP definition is provided below. All growth comparisons relate to the corresponding period in the last fiscal year.

	Twelve Months Ended June 30,

($ in millions, except per share amounts)	Revenue	Operating Income	Net Income	Diluted Earnings per Share

2022 As Reported (GAAP)	$198,270	$83,383	$72,738	$9.65

Net income tax benefit related to transfer of intangible properties	-	-	(3,291)	(0.44)

2022 As Adjusted	$198,270	$83,383	$69,447	$9.21

2023 As Reported (GAAP)	$211,915	$88,523	$72,361	$9.68

Severance, hardware-related impairment, and lease consolidation costs	-	1,171	946	0.13

2023 As Adjusted	$211,915	$89,694	$73,307	$9.81

Percentage Change Y/Y (GAAP)	7%	6%	(1)%	0%

Percentage Change Y/Y Constant Currency	11%	12%	5%	6%

Percentage Change Y/Y (As Adjusted)	7%	8%	6%	7%

Percentage Change Y/Y (As Adjusted) Constant Currency	11%	14%	11%	12%

Business Outlook

Microsoft will provide forward-looking guidance in connection with this quarterly earnings announcement on its earnings conference call and webcast.

Quarterly Highlights, Product Releases, and Enhancements

Every quarter Microsoft delivers hundreds of products, either as new releases, services, or enhancements to current products and services. These releases are a result of significant research and development investments, made over multiple years, designed to help customers be more productive and secure and to deliver differentiated value across the cloud and the edge.

Here are the major product releases and other highlights for the quarter, organized by product categories, to help illustrate how we are accelerating innovation across our businesses while expanding our market opportunities.

Environmental, Social, and Governance (ESG)

To better execute on Microsoft’s mission, we focus our Environmental, Social, and Governance (ESG) efforts where we can have the most positive impact. To learn more about our latest initiatives and priorities, please visit our investor relations ESG website.

Webcast Details

Satya Nadella, chairman and chief executive officer, Amy Hood, executive vice president and chief financial officer, Alice Jolla, chief accounting officer, Keith Dolliver, deputy general counsel, and Brett Iversen, vice president of investor relations, will host a conference call and webcast at 2:30 p.m. Pacific time (5:30 p.m. Eastern time) today to discuss details of the company’s performance for the quarter and certain forward-looking information. The session may be accessed at http://www.microsoft.com/en-us/investor. The webcast will be available for replay through the close of business on July 25, 2024.

Non-GAAP Definition

Q2 charge. In the second quarter of fiscal year 2023, Microsoft recorded costs related to decisions announced on January 18th, 2023, including employee severance expenses of $800 million, impairment charges resulting from changes to our hardware portfolio, and costs related to lease consolidation activities.

Transfer of Intangible Properties. In the first quarter of fiscal year 2022, Microsoft transferred certain intangible properties from our Puerto Rico subsidiary to the United States. The transfer of intangible properties resulted in a net tax benefit of $3.3 billion in the first quarter of fiscal 2022, as the value of future United States tax deductions exceeds the current tax liability from the United States Global Intangible Low-Taxed Income tax.

Microsoft has provided non-GAAP financial measures related to the Q2 charge and the transfer of intangible properties to aid investors in better understanding our performance. Microsoft believes these non-GAAP measures assist investors by providing additional insight into its operational performance and help clarify trends affecting its business. For comparability of reporting, management considers non-GAAP measures in conjunction with GAAP financial results in evaluating business performance. The non-GAAP financial measures presented in this release should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

Constant Currency

Microsoft presents constant currency information to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars using the average exchange rates from the comparative period rather than the actual exchange rates in effect during the respective periods. All growth comparisons relate to the corresponding period in the last fiscal year. Microsoft has provided this non-GAAP financial information to aid investors in better understanding our performance. The non-GAAP financial measures presented in this release should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

Financial Performance Constant Currency Reconciliation

	Three Months Ended June 30,

($ in millions, except per share amounts)	Revenue	Operating Income	Net Income	Diluted Earnings per Share

2022 As Reported (GAAP)	$51,865	$20,534	$16,740	$2.23

2023 As Reported (GAAP)	$56,189	$24,254	$20,081	$2.69

Percentage Change Y/Y (GAAP)	8%	18%	20%	21%

Constant Currency Impact	$(755)	$(607)	$(430)	$(0.06)

Percentage Change Y/Y Constant Currency	10%	21%	23%	23%

	Twelve Months Ended June 30,

($ in millions, except per share amounts)	Revenue	Operating Income	Net Income	Diluted Earnings per Share

2022 As Reported (GAAP)	$198,270	$83,383	$72,738	$9.65

2022 As Adjusted	$198,270	$83,383	$69,447	$9.21

2023 As Reported (GAAP)	$211,915	$88,523	$72,361	$9.68

2023 As Adjusted	$211,915	$89,694	$73,307	$9.81

Percentage Change Y/Y (GAAP)	7%	6%	(1)%	0%

Percentage Change Y/Y (As Adjusted)	7%	8%	6%	7%

Constant Currency Impact	$(7,177)	$(5,269)	$(4,061)	$(0.54)

Percentage Change Y/Y Constant Currency	11%	12%	5%	6%

Percentage Change Y/Y (As Adjusted) Constant Currency	11%	14%	11%	12%

Segment Revenue Constant Currency Reconciliation

	Three Months Ended June 30,

($ in millions)	Productivity and Business Processes	Intelligent Cloud	More Personal Computing

2022 As Reported (GAAP)	$16,600	$20,804	$14,461

2023 As Reported (GAAP)	$18,291	$23,993	$13,905

Percentage Change Y/Y (GAAP)	10%	15%	(4)%

Constant Currency Impact	$(322)	$(303)	$(130)

Percentage Change Y/Y Constant Currency	12%	17%	(3)%

We have recast certain prior period amounts to conform to the way we internally manage and monitor our business.

Selected Product and Service Revenue Constant Currency Reconciliation

	Three Months Ended June 30, 2023

	Percentage Change Y/Y (GAAP)	Constant Currency Impact	Percentage Change Y/Y Constant Currency

Microsoft Cloud revenue	21%	2%	23%

Office Commercial products and cloud services	12%	2%	14%

Office 365 Commercial	15%	2%	17%

Office Consumer products and cloud services	3%	3%	6%

LinkedIn	5%	2%	7%

Dynamics products and cloud services	19%	2%	21%

Dynamics 365	26%	2%	28%

Server products and cloud services	17%	1%	18%

Azure and other cloud services	26%	1%	27%

Windows OEM	(12)%	0%	(12)%

Windows Commercial products and cloud services	2%	1%	3%

Xbox content and services	5%	1%	6%

Search and news advertising excluding traffic acquisition costs	8%	0%	8%

Devices	(20)%	2%	(18)%

About Microsoft

Microsoft (Nasdaq “MSFT” @microsoft) enables digital transformation for the era of an intelligent cloud and an intelligent edge. Its mission is to empower every person and every organization on the planet to achieve more.

Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as:

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intense competition in all of our markets that may lead to lower revenue or operating margins;
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increasing focus on cloud-based services presenting execution and competitive risks;
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significant investments in products and services that may not achieve expected returns;
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acquisitions, joint ventures, and strategic alliances that may have an adverse effect on our business;
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impairment of goodwill or amortizable intangible assets causing a significant charge to earnings;
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cyberattacks and security vulnerabilities that could lead to reduced revenue, increased costs, liability claims, or harm to our reputation or competitive position;
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disclosure and misuse of personal data that could cause liability and harm to our reputation;
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the possibility that we may not be able to protect information stored in our products and services from use by others;
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abuse of our advertising, professional, marketplace, or gaming platforms that may harm our reputation or user engagement;
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the development of the internet of things presenting security, privacy, and execution risks;
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issues about the use of artificial intelligence in our offerings that may result in reputational or competitive harm, or legal liability;

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excessive outages, data losses, and disruptions of our online services if we fail to maintain an adequate operations infrastructure;
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quality or supply problems;
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government litigation and regulatory activity relating to competition rules that may limit how we design and market our products;
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potential consequences of trade and anti-corruption laws;
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potential consequences of existing and increasing legal and regulatory requirements;
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laws and regulations relating to the handling of personal data that may impede the adoption of our services or result in increased costs, legal claims, fines, or reputational damage;
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claims against us that may result in adverse outcomes in legal disputes;
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uncertainties relating to our business with government customers;
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additional tax liabilities;
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an inability to protect and utilize our intellectual property may harm our business and operating results;
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claims that Microsoft has infringed the intellectual property rights of others;
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damage to our reputation or our brands that may harm our business and operating results;
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adverse economic or market conditions that may harm our business;
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catastrophic events or geo-political conditions, such as the COVID-19 pandemic, that may disrupt our business;
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exposure to increased economic and operational uncertainties from operating a global business, including the effects of foreign currency exchange and
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the dependence of our business on our ability to attract and retain talented employees.

For more information about risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s Investor Relations department at (800) 285-7772 or at Microsoft’s Investor Relations website at http://www.microsoft.com/en-us/investor.

All information in this release is as of June 30, 2023. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

For more information, press only:

Microsoft Media Relations, WE Communications for Microsoft, (425) 638-7777, rrt@we-worldwide.com

For more information, financial analysts and investors only:

Brett Iversen, Vice President, Investor Relations, (425) 706-4400

Note to editors: For more information, news and perspectives from Microsoft, please visit the Microsoft News Center at http://www.microsoft.com/news. Web links, telephone numbers, and titles were correct at time of publication, but may since have changed. Shareholder and financial information, as well as today’s 2:30 p.m. Pacific time conference call with investors and analysts, is available at http://www.microsoft.com/en-us/investor.

MICROSOFT CORPORATION

INCOME STATEMENTS

(In millions, except per share amounts) (Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,

	2023	2022	2023	2022

Revenue:

Product	$16,853	$17,956	$64,699	$72,732

Service and other	39,336	33,909	147,216	125,538

Total revenue	56,189	51,865	211,915	198,270

Cost of revenue:

Product	3,871	4,357	17,804	19,064

Service and other	12,924	12,072	48,059	43,586

Total cost of revenue	16,795	16,429	65,863	62,650

Gross margin	39,394	35,436	146,052	135,620

Research and development	6,739	6,849	27,195	24,512

Sales and marketing	6,204	6,304	22,759	21,825

General and administrative	2,197	1,749	7,575	5,900

Operating income	24,254	20,534	88,523	83,383

Other income (expense), net	473	(47)	788	333

Income before income taxes	24,727	20,487	89,311	83,716

Provision for income taxes	4,646	3,747	16,950	10,978

Net income	$20,081	$16,740	$72,361	$72,738

Earnings per share:

Basic	$2.70	$2.24	$9.72	$9.70

Diluted	$2.69	$2.23	$9.68	$9.65

Weighted average shares outstanding:

Basic	7,434	7,474	7,446	7,496

Diluted	7,467	7,506	7,472	7,540

COMPREHENSIVE INCOME STATEMENTS

(In millions) (Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

Net income	$20,081	$16,740	$72,361	$72,738

Other comprehensive income (loss), net of tax:

Net change related to derivatives	20	(2)	(14)	6

Net change related to investments	(648)	(1,313)	(1,444)	(5,360)

Translation adjustments and other	(71)	(887)	(207)	(1,146)

Other comprehensive loss	(699)	(2,202)	(1,665)	(6,500)

Comprehensive income	$19,382	$14,538	$70,696	$66,238

BALANCE SHEETS

(In millions) (Unaudited)

	June 30, 2023	June 30, 2022

Assets

Current assets:

Cash and cash equivalents	$34,704	$13,931

Short-term investments	76,558	90,826

Total cash, cash equivalents, and short-term investments	111,262	104,757

Accounts receivable, net of allowance for doubtful accounts of $650 and $633	48,688	44,261

Inventories	2,500	3,742

Other current assets	21,807	16,924

Total current assets	184,257	169,684

Property and equipment, net of accumulated depreciation of $68,251 and $59,660	95,641	74,398

Operating lease right-of-use assets	14,346	13,148

Equity investments	9,879	6,891

Goodwill	67,886	67,524

Intangible assets, net	9,366	11,298

Other long-term assets	30,601	21,897

Total assets	$411,976	$364,840

Liabilities and stockholders' equity

Current liabilities:

Accounts payable	$18,095	$19,000

Current portion of long-term debt	5,247	2,749

Accrued compensation	11,009	10,661

Short-term income taxes	4,152	4,067

Short-term unearned revenue	50,901	45,538

Other current liabilities	14,745	13,067

Total current liabilities	104,149	95,082

Long-term debt	41,990	47,032

Long-term income taxes	25,560	26,069

Long-term unearned revenue	2,912	2,870

Deferred income taxes	433	230

Operating lease liabilities	12,728	11,489

Other long-term liabilities	17,981	15,526

Total liabilities	205,753	198,298

Commitments and contingencies

Stockholders' equity:

Common stock and paid-in capital - shares authorized 24,000; outstanding 7,432 and 7,464	93,718	86,939

Retained earnings	118,848	84,281

Accumulated other comprehensive loss	(6,343)	(4,678)

Total stockholders' equity	206,223	166,542

Total liabilities and stockholders' equity	$411,976	$364,840

CASH FLOWS STATEMENTS

(In millions) (Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

Operations

Net income	$20,081	$16,740	$72,361	$72,738

Adjustments to reconcile net income to net cash from operations:

Depreciation, amortization, and other	3,874	3,979	13,861	14,460

Stock-based compensation expense	2,416	1,997	9,611	7,502

Net recognized losses (gains) on investments and derivatives	44	157	196	(409)

Deferred income taxes	(1,888)	283	(6,059)	(5,702)

Changes in operating assets and liabilities:

Accounts receivable	(11,244)	(12,634)	(4,087)	(6,834)

Inventories	374	(461)	1,242	(1,123)

Other current assets	(2,419)	(2,570)	(1,991)	(709)

Other long-term assets	(1,548)	(575)	(2,833)	(2,805)

Accounts payable	1,311	2,659	(2,721)	2,943

Unearned revenue	14,224	12,546	5,535	5,109

Income taxes	681	(991)	(358)	696

Other current liabilities	2,762	3,455	2,272	2,344

Other long-term liabilities	102	44	553	825

Net cash from operations	28,770	24,629	87,582	89,035

Financing

Repayments of debt	(1,000)	0	(2,750)	(9,023)

Common stock issued	512	461	1,866	1,841

Common stock repurchased	(5,704)	(8,757)	(22,245)	(32,696)

Common stock cash dividends paid	(5,054)	(4,632)	(19,800)	(18,135)

Other, net	(167)	(341)	(1,006)	(863)

Net cash used in financing	(11,413)	(13,269)	(43,935)	(58,876)

Investing

Additions to property and equipment	(8,943)	(6,871)	(28,107)	(23,886)

Acquisition of companies, net of cash acquired, and purchases of intangible and other assets	(341)	(1,263)	(1,670)	(22,038)

Purchases of investments	(11,976)	(4,919)	(37,651)	(26,456)

Maturities of investments	6,766	1,237	33,510	16,451

Sales of investments	5,629	3,225	14,354	28,443

Other, net	(269)	(1,138)	(3,116)	(2,825)

Net cash used in investing	(9,134)	(9,729)	(22,680)	(30,311)

Effect of foreign exchange rates on cash and cash equivalents	(81)	(198)	(194)	(141)

Net change in cash and cash equivalents	8,142	1,433	20,773	(293)

Cash and cash equivalents, beginning of period	26,562	12,498	13,931	14,224

Cash and cash equivalents, end of period	$34,704	$13,931	$34,704	$13,931

SEGMENT REVENUE AND OPERATING INCOME

(In millions) (Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

Revenue

Productivity and Business Processes	$18,291	$16,600	$69,274	$63,364

Intelligent Cloud	23,993	20,804	87,907	74,965

More Personal Computing	13,905	14,461	54,734	59,941

Total	$56,189	$51,865	$211,915	$198,270

Operating Income

Productivity and Business Processes	$9,052	$7,236	$34,189	$29,690

Intelligent Cloud	10,526	8,808	37,884	33,203

More Personal Computing	4,676	4,490	16,450	20,490

Total	$24,254	$20,534	$88,523	$83,383

We have recast certain prior period amounts to conform to the way we internally manage and monitor our business.

MICROSOFT CORPORATION

FOURTH QUARTER FINANCIAL HIGHLIGHTS

All growth comparisons relate to the corresponding period in the last fiscal year.

SUMMARY

Revenue increased $4.3 billion or 8% driven by growth in Intelligent Cloud and Productivity and Business Processes, offset in part by a decline in More Personal Computing. Intelligent Cloud revenue increased driven by Azure and other cloud services. Productivity and Business Processes revenue increased driven by Office 365 Commercial. More Personal Computing revenue decreased driven by Devices and Windows, offset in part by Search and news advertising.

Cost of revenue increased $366 million or 2% driven by growth in Microsoft Cloud, offset in part by a reduction in depreciation expense due to the change in accounting estimate for the useful lives of our server and network equipment and a decline in Devices.

Gross margin increased $4.0 billion or 11% driven by growth in Intelligent Cloud and Productivity and Business Processes and the change in accounting estimate.

•
Gross margin percentage increased. Excluding the impact of the change in accounting estimate, gross margin percentage increased slightly driven by improvements in Productivity and Business Processes and sales mix shift, offset in part by declines in Intelligent Cloud.
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Microsoft Cloud gross margin percentage increased 3 points to 72%. Excluding the impact of the change in accounting estimate, Microsoft Cloud gross margin percentage increased slightly driven by improvement in Office 365 Commercial, offset in part by lower Azure and other cloud services margin.

Operating expenses increased $238 million or 2% driven by a charge related to a non-public preliminary draft decision provided by the Irish Data Protection Commission (the “IDPC matter”).

Operating income increased $3.7 billion or 18% driven by growth in Productivity and Business Processes and Intelligent Cloud and the change in accounting estimate.

Revenue, gross margin, and operating income included an unfavorable foreign currency impact of 2%, 2%, and 3%, respectively.

SEGMENT INFORMATION

Productivity and Business Processes

Revenue increased $1.7 billion or 10%.

•
Office Commercial products and cloud services revenue increased $1.2 billion or 12%. Office 365 Commercial revenue grew 15% with seat growth of 11%, driven by small and medium business and frontline worker offerings, as well as growth in revenue per user. Office Commercial products revenue declined 20% driven by continued customer shift to cloud offerings.
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Office Consumer products and cloud services revenue increased $54 million or 3%. Microsoft 365 Consumer subscribers grew 12% to 67.0 million.
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Dynamics products and cloud services revenue increased $236 million or 19% driven by Dynamics 365 growth of 26%.
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LinkedIn revenue increased $197 million or 5% driven by growth in Talent Solutions, offset in part by a decline in Marketing Solutions.

Operating income increased $1.8 billion or 25%.

•
Gross margin increased $1.8 billion or 14% driven by growth in Office 365 Commercial. Gross margin percentage increased. Excluding the impact of the change in accounting estimate, gross margin percentage increased 1 point driven by improvement in Office 365 Commercial.
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Operating expenses decreased slightly primarily driven by declines in LinkedIn and Office marketing, offset in part by a charge related to the IDPC matter.

Revenue, gross margin, and operating income included an unfavorable foreign currency impact of 2%, 2%, and 4%, respectively.

Intelligent Cloud

Revenue increased $3.2 billion or 15%.

•
Server products and cloud services revenue increased $3.1 billion or 17% driven by Azure and other cloud services. Azure and other cloud services revenue grew 26% driven by growth in our consumption-based services. Server products revenue decreased 1%.
•
Enterprise Services revenue increased $75 million or 4% driven by growth in Enterprise Support Services, offset in part by a decline in Industry Solutions (formerly Microsoft Consulting Services).

Operating income increased $1.7 billion or 20%.

•
Gross margin increased $2.3 billion or 16% driven by growth in Azure and other cloud services and the change in accounting estimate. Gross margin percentage increased slightly. Excluding the impact of the change in accounting estimate, gross margin percentage decreased 2 points driven by sales mix shift to Azure and other cloud services and lower Azure and other cloud services margin.

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Operating expenses increased $570 million or 10% primarily driven by a charge related to the IDPC matter.

Revenue and operating income both included an unfavorable foreign currency impact of 2%.

More Personal Computing

Revenue decreased $556 million or 4%.

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Windows revenue decreased $337 million or 5% driven by a decrease in Windows OEM. Windows OEM revenue decreased 12% primarily driven by continued PC market weakness, offset in part by roughly 7 points of benefit from early back-to-school inventory builds. Windows Commercial products and cloud services revenue increased 2% driven by demand for Microsoft 365.
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Devices revenue decreased $339 million or 20%.
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Search and news advertising revenue increased $86 million or 3%. Search and news advertising revenue excluding traffic acquisition costs increased 8% driven by higher search volume, as the benefit from the Xandr acquisition was more than offset by the impact from third-party partnerships.
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Gaming revenue increased $36 million or 1% driven by growth in Xbox content and services, offset in part by a decline in Xbox hardware. Xbox content and services revenue increased 5% driven by growth in third-party content and Xbox Game Pass. Xbox hardware revenue decreased 13% driven by lower volume of consoles sold.

Operating income increased $186 million or 4%.

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Gross margin decreased $124 million or 2% driven by a decline in Windows, offset in part by growth in Gaming. Gross margin percentage increased driven by sales mix shift to higher margin businesses.
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Operating expenses decreased $310 million or 9% driven by declines in Devices and Windows, offset in part by a charge related to the IDPC matter.

Gross margin and operating income both included an unfavorable foreign currency impact of 2%.

OPERATING EXPENSES

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Research and development expenses decreased $110 million or 2% driven by a decline in Devices, offset in part by investments in LinkedIn.
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Sales and marketing expenses decreased $100 million or 2% primarily driven by declines in Windows, LinkedIn, and Devices advertising.
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General and administrative expenses increased $448 million or 26% driven by a charge related to the IDPC matter.

OTHER INCOME (EXPENSE), NET

Other income (expense), net was $473 million driven by interest and dividends income, offset in part by interest expense.

INCOME TAXES

The current quarter effective tax rate was 19% compared to 18% in the prior year. The increase in our effective tax rate was primarily due to a decrease in tax benefits relating to stock-based compensation.

REMAINING PERFORMANCE OBLIGATIONS

Revenue allocated to remaining performance obligations, which includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods, was $229 billion as of June 30, 2023, of which $224 billion is related to the commercial portion of revenue. We expect to recognize approximately 45% of this revenue over the next 12 months and the remainder thereafter.